UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 22, 2006

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

8 West Peoria, Suite 200,
Paola, Kansas, 66071
(Address of principal executive offices) (Zip Code)

(913) 294-9667

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)(1)(2)  Through a letter dated Saturday, April 22, 2006, Lloyd A. Byerhof resigned from the Board of Directors (the “Board”) of Team Financial, Inc. (the “Company”). Mr. Byerhof’s letter was received by the Company on Monday, April 24, 2006.

Mr. Byerhof served as a director of the Company since 2004, served as Chairman of the Audit Committee of the Board since September 28, 2004 and was also designated as an audit committee financial expert. Mr. Byerhof’s term as a director was scheduled to end at this year’s annual meeting of the Company’s shareholders on June 20, as on April 17, 2006, the Nominating Committee of the Board determined that Mr. Byerhof would not be nominated for reelection as a director over his objection.

According to Mr. Byerhof’s letter of resignation (attached as Exhibit 17.1 to this Form 8-K), he was uncomfortable with the length of time it has taken the Company to hire a replacement for the Company’s controller, who had resigned in February 2006. Another reason set forth in the letter was that, according to Mr. Byerhof, the Company’s independent auditors had recently stated orally that the Company’s internal controls did not presently meet the future requirements of the Sarbanes-Oxley Act. Finally, according to Mr. Byerhof’s letter, he disagreed with how a certain matter, currently being considered by the Company on a confidential basis, was being handled by the Company. The Registrant has requested confidential treatment for this final point of disagreement as set forth in the letter of resignation, and that portion has been omitted from the attached letter, filed as Exhbit 17.1, as indicated thereon.

Management of the Company shares Mr. Byerhof’s concerns about the hiring of a Chief Accounting Officer/Controller. Because of the importance of this position, the Company has conducted a diligent search effort. Management of the Company believes, however that it is important to take the steps necessary to assure that the individual hired is qualified. The Company has viable candidates for the position, and management expects the position to be filled in the near future. Management of the Company also agrees that the integrity of the financial statements is extremely important and believes that it has undertaken sufficient processes and safeguards to ensure that financial statements prepared during the time in which the Controller position has not been filled are complete and accurate. Those procedures include the audit of the year-end financial statements included in the Company’s Form 10-K, coupled with enhanced oversight by management, internal audit and the Company’s audit committee.

Regarding the Company’s preparedness for the internal control reporting provisions of the Sarbanes-Oxley Act (the provisions of Sarbanes-Oxley to apply to the Company in the future), Mr. Byerhof’s letter does not recognize the substantial efforts the Company has made and that management of the Company is committed to making sure that it will meet all of the future Sarbanes-Oxley Act requirements scheduled to go into effect in 2007. The Company believes that it is in compliance with all of the current requirements of the Act, and it is confident that it will be in a position to meet compliance with the Act’s provisions to apply to the Company in 2007.

Finally, the Company cannot specify why it disagrees with the final reason for resignation set forth in Mr. Byerhof’s letter because of the confidentiality of the matter at this time. However, Mr. Byerhof’s disagreement with the Company was fully discussed at prior Board meetings where he was present, and a majority of the Board determined to proceed with the course of action to which he disagreed.

(d)           On Tuesday, April 25, 2006, the day after the Company became aware of Mr. Byerhof’s resignation, the Company’s Board convened and, among other things, elected Gregory D. Sigman as a director, succeeding to Mr. Byerhof’s position. Since 1998, Mr. Sigman has owned Sigman & Co., PC, a full service CPA firm. Mr. Sigman also has eleven years of prior experience in the audit department of an international public accounting firm, where he audited public companies, banks, construction companies and not-for-profit entities. Mr. Sigman is a member of the American Instittute of Certified Public Accountants and the Kansas and Missouri Societies of Certified Public Accountants. Mr. Sigman has also been nominated to stand for election as a Class I director at the Company’s upcoming annual meeting of shareholders, to be held on June 20, 2006. Mr. Sigman was also named to the Company’s Audit Committee and was designated as a financial expert based on his qualifications and experience in accordance with Item 401 of Regulation S-K. Also on April 25, 2006, Mr. Jerry D. Wiesner was appointed Chairman of the Company’s Audit Committee and was designated as a financial expert based on his qualifications and experience in accordance with Item 401 of Regulation S-K. There have been no transactions of Mr. Sigman or Mr. Weisner with management or others that would be reportable under Item 404(a) of Regulation S-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of businesses acquired:

Not applicable.

(b)          Pro Forma financial information:

Not applicable.

(d)          Exhibits:

Exhibit No.	Description
17.1*	Letter, dated April 22, 2006, from Lloyd A. Byerhof to Robert J. Weatherbie resigning from Board of Directors.

*  Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 24(b)(2) under the Exchange Act. In accordance with Rule 24(b)(2), these confidential portions have been omitted from this exhibit and filed separately with the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC

By:	/s/ Michael L. Gibson
Michael L. Gibson
President of Investments and
Chief Financial Officer

Date: April 27, 2006